Exhibit 99.1
Robin Hood Holdings Limited Consolidated Financial Statements
December 31, 2008 and 2007
(With Independent Auditors’ Report Thereon)
Company Registration Number: C 31123

ROBIN HOOD HOLDINGS LIMITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2008 AND DECEMBER 31, 2007
Contents

Page(s)

Independent Auditors’ Report	1

Consolidated Financial Statements:

Balance Sheet	2

Income Statement	3

Statement of Changes in Equity	4 - 5

Cash Flow Statement	6 - 7

Notes to the Financial Statements	8 - 39

ROBIN HOOD HOLDINGS LIMITED
Independent Auditors’ Report
The Board of Directors
Robin Hood Holdings Limited:
We have audited the accompanying consolidated balance sheets of Robin Hood Holdings Limited and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated income statements, consolidated statements of changes in equity, and consolidated cash flow statements for the years then ended. These consolidated financial statements are the responsibility of the Company’s management and the Board of Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Robin Hood Holdings Limited and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
/s/ KPMG
Registered Auditors
Pieta, Malta
August 13, 2009

ROBIN HOOD HOLDINGS LIMITED CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 2008

	Note	2008	2007
		USD’000	USD’000

Assets

Goodwill and other intangible assets	4	154,379	155,891
Property, plant and equipment	5	67,396	76,626
Investments in associates	6	1,603	841
Other equity investments	7	6,069	4,582
Deferred tax assets	9	11,615	13,881

Total non-current assets		241,062	251,821

Inventories	10	145,200	130,442
Trade and other receivables	11	166,680	135,743
Marketable securities	12	7,064	—
Cash and cash equivalents	24	107,273	135,451

Total current assets		426,217	401,636

Total assets		667,279	653,457

Equity

Issued capital	13	32,685	32,685
Share premium		26,932	26,932
Shareholders’ loan notes	14	131,565	261,531
Other reserves	15	3,563	26,059
Retained earnings		291,498	142,618

Total equity attributable to equity holders of the Company		486,243	489,825

Minority interest		1,933	3,262

Total equity		488,176	493,087

Liabilities

Bank borrowings	16	2,047	3,985
Other loans payable	17	1,718	9,041
Deferred tax liabilities	9	5,537	19,609
Other payables		300	300

Total non-current liabilities		9,602	32,935

Bank borrowings	16	873	1,551
Other loans payable	17	1,731	2,460
Trade and other payables	18	120,195	110,391
Current taxation		46,702	13,033

Total current liabilities		169,501	127,435

Total liabilities		179,103	160,370

Total equity and liabilities		667,279	653,457

The accompanying notes are an integral part of these consolidated financial statements.

ROBIN HOOD HOLDINGS LIMITED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2008

	Note	2008	2007
		USD’000	USD’000

Continuing operations

Revenue	19	646,635	445,567

Cost of sales		(257,524)	(174,066)

Gross profit		389,111	271,501

Selling, general and administration costs		(151,119)	(125,979)

Development costs		(69,364)	(64,758)

Result from operations		168,628	80,764

Net financing income	20	5,996	10,868

Share of results of associates	6	(198)	93

Gain on disposal of equity investments		—	53,572

Impairment losses	21.3	(2,493)	—

Profit before tax	21	171,933	145,297

Income tax expense	22	(20,113)	(6,129)

Profit for the year from continuing operations		151,820	139,168

Discontinued operations

Net gain/(loss) for the year from discontinued operations	23	11,200	(2,313)

Profit for year		163,020	136,855

Attributable to
Equity holders of the Company		162,343	134,995
Minority interest		677	1,860

Profit for the year		163,020	136,855

The accompanying notes are an integral part of these consolidated financial statements.

ROBIN HOOD HOLDINGS LIMITED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY FOR THE YEAR ENDED DECEMBER 31, 2008

	Attributable to equity holders of the Company						Minority	Total
							interest	equity

	Share	Share	Shareholders’	Other	Retained
	capital	premium	loan notes	reserves	earnings	Total

Comparative year	USD’000	USD’000	USD’000	USD’000	USD’000	USD’000	USD’000	USD’000

Balance at January 1, 2007	32,685	26,932	318,471	72,426	15,302	465,816	2,618	468,434

Shareholders’ loan notes:
Interest, net of current taxation					(3,686)	(3,686)		(3,686)
Accrued interest payable			5,670			5,670		5,670

Foreign exchange translation differences				10,174		10,174	34	10,208

Cumulative fair value adjustment on available-for-sale investment, transferred to income statement on disposal				(56,304)		(56,304)		(56,304)

Income and expenses recognised directly in equity	—	—	5,670	(46,130)	(3,686)	(44,146)	34	(44,112)

Profit for the year					134,995	134,995	1,860	136,855

Total income and expenses for the year	—	—	5,670	(46,130)	131,309	90,849	1,894	92,743

Shares issued allocated to minority							14	14

Own shares acquired — preference shares				(4,230)		(4,230)		(4,230)

Repayment of shareholders’ loan notes			(62,610)			(62,610)		(62,610)

Net transfers to other reserves				3,993	(3,993)	—		—

Dividend paid by subsidiaries to minority shareholders							(1,264)	(1,264)

Balance at December 31, 2007	32,685	26,932	261,531	26,059	142,618	489,825	3,262	493,087

The accompanying notes are an integral part of these consolidated financial statements.

ROBIN HOOD HOLDINGS LIMITED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY (continued) FOR THE YEAR ENDED DECEMBER 31, 2008

	Attributable to equity holders of the Company						Minority	Total
							interest	equity

	Share	Share	Shareholders’	Other	Retained
	capital	premium	loan notes	reserves	earnings	Total

Current year	USD’000	USD’000	USD’000	USD’000	USD’000	USD’000	USD’000	USD’000

Balance at January 1, 2008	32,685	26,932	261,531	26,059	142,618	489,825	3,262	493,087

Shareholders’ loan notes:
Interest, net of current taxation					(1,844)	(1,844)		(1,844)
Accrued interest payable			2,837			2,837		2,837

Foreign exchange translation differences				(25,638)		(25,638)	(1,182)	(26,820)

Transfer from translation reserve on disposal of subsidiary				3,272	(3,272)	—		—

Income and expenses recognised directly in equity	—	—	2,837	(22,366)	(5,116)	(24,645)	(1,182)	(25,827)

Profit for the year					162,343	162,343	677	163,020

Total income and expenses for the year	—	—	2,837	(22,366)	157,227	137,698	(505)	137,193

Shares issued allocated to minority							66	66

Own shares acquired — preference shares				(8,477)		(8,477)		(8,477)

Repayment of shareholders’ loan notes			(132,803)			(132,803)		(132,803)

Net transfers to other reserves				8,347	(8,347)	—		—

Dividend paid by subsidiaries to minority shareholders							(890)	(890)

Balance at December 31, 2008	32,685	26,932	131,565	3,563	291,498	486,243	1,933	488,176

     The accompanying notes are an integral part of these consolidated financial statements.

ROBIN HOOD HOLDINGS LIMITED CONSOLIDATED CASH FLOW STATEMENT

	Note	2008	2007
		USD’000	USD’000

Cash flows from operating activities
Profit for the year		163,020	136,855
Adjustments for:
Stock provisions and write-offs		10,421	2,778
Provision for doubtful debts		(513)	915
Depreciation		8,162	8,056
Amortisation		4,478	2,805
Loss on disposal of property, plant and equipment		46	230
Loss/(profit) on disposal of intangible assets		13	(43)
Gain on disposal of subsidiaries		(25,775)	—
Loss on disposal of investment in associate		—	132
Gain on disposal of shares in equity investments		—	(53,572)
Impairment losses		3,152	—
Interest receivable		(3,396)	(5,642)
Interest expense		524	485
Unrealised foreign exchange (gains)/losses		(3,204)	268
Share of results of associates		198	(93)
Dividends receivable		—	(3,174)
Income tax expense		20,329	6,189

		177,455	96,189

Working capital changes:
Inventories		(28,723)	(52,240)
Receivables		(12,226)	(54,793)
Payables		15,219	35,757

Cash generated from operations		151,725	24,913
Taxation paid		(17,325)	(3,693)
Taxation refunded		4,808	—

Net cash from operating activities		139,208	21,220

Cash flows from investing activities
Payments to acquire marketable securities		(7,064)	—
Acquisition of minority interest		(2,370)	(750)
Acquisition of other intangible assets		(5,225)	(4,500)
Proceeds from sale of intangible assets		1	409
Acquisition of property, plant and equipment		(12,877)	(15,455)
Proceeds from sale of property, plant and equipment		76	225
Acquisition of investment in associate		—	(3)
Loan advanced to associate		(118)	—
Acquisition of other equity investments		(358)	—
Proceeds from disposal of subsidiaries	24.3	24,008	—
Proceeds from disposal of shares in equity investment		—	146,546
Funds advanced to related parties		(3,095)	(2,833)
Repayment of funds advanced to related parties		325	837
Interest received		3,435	5,588
Dividends received		—	3,174

Net cash (used in)/from investing activities		(3,262)	133,238

ROBIN HOOD HOLDINGS LIMITED CONSOLIDATED CASH FLOW STATEMENT

	Note	2008	2007
		USD’000	USD’000

Cash flows from financing activities
Payment for acquisition of own preference shares		(8,477)	(4,230)
Repayment of loan notes:
Parent company		(88,620)	(40,855)
Other shareholders		(44,183)	(21,730)
Bank finance		(1,992)	(263)
Funds advanced by other related parties		3,756	9,017
Repayment of funds advanced by other related parties		(8,795)	(8,233)
Funds advanced from other borrowings		747	665
Repayment of funds advanced from other borrowings		(75)	(322)
Dividends paid by subsidiaries to minority shareholders		(890)	(1,264)
Interest paid		(511)	(460)

Net cash used in financing activities		(149,040)	(67,675)

Net (decrease)/increase in cash and cash equivalents before foreign exchange fluctuations		(13,094)	86,783

Effect of exchange rate fluctuations on the translation of cash flows of foreign operations		(14,460)	9,209

Net (decrease)/increase in cash and cash equivalents		(27,554)	95,992

Cash and cash equivalents (net of bank overdraft) at January 1		134,827	38,835

Cash and cash equivalents (net of bank overdraft) at December 31	24	107,273	134,827

The above cash flows include those from discontinued operations. Cash flows arising from discontinued operations are set out in note 23.
The accompanying notes are an integral part of these consolidated financial statements.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1	Reporting entity

The consolidated financial statements comprise those of Robin Hood Holdings Limited (the “Company”) and its subsidiaries (together referred to as the “Group”) and the Group’s interest in associates and joint ventures. The Company is, in turn, a subsidiary company of Quiver Inc. (referred to as the “Parent Company”).

Robin Hood Holdings Limited was incorporated on March 13, 2003. The Group is engaged primarily in the manufacture and distribution of generic pharmaceuticals, and other activities related to the pharmaceutical industry.

2	Basis of preparation

2.1	Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB).

These consolidated financial statements do not constitute the Group’s Statutory Accounts but have been prepared to meet the SEC filing requirements of Watson Pharmaceuticals Inc. in connection with the proposed acquisition of the ordinary shares in the Company as described in Note 32.

2.2	Basis of measurement

The consolidated financial statements are prepared on the historical cost basis except that equity investments classified as available-for-sale are stated at their fair value.

2.3	Use of estimates and judgements

The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future periods affected.

Information about significant areas of estimation uncertainty and critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the consolidated financial statements is included in the following notes:
Note 4 — Intangible Assets
Note 9 — Deferred Tax Assets and Liabilities
2.4	Functional and presentation currency

These consolidated financial statements are presented in US Dollar (USD), which is the Company’s functional currency. All financial information presented in USD has been rounded to the nearest thousand.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by Group entities.

Certain comparative amounts have been reclassified to conform with the current year’s presentation. In addition, the comparative income statement has been re-presented as if the operations discontinued during the current period had been discontinued from the start of the comparative period.

Management is in the process of evaluating the new standards and interpretations that are not yet effective for the year ended December 31, 2008, and therefore are unable to comment on the impact that they may have on these financial statements when they are adopted.

The relevant standards are:

IFRS 3, Business Combinations (Revised)
The new standard stipulates the accounting treatment for business combinations. Among other things, the standard determines measurement provisions for contingent consideration in business combinations which is to be evaluated as a derivative financial instrument. The transaction costs directly connected with the business combination will be recorded to the statement of operations when incurred. Minority interests will be measured at the time of the business combination at their share in the fair value of the assets, (including goodwill), liabilities and contingent liabilities of the acquired entity, or at their share in the fair value of the net assets, as aforementioned but excluding their share in the goodwill. As for business combinations where control is achieved after a number of acquisitions (acquisition in stages), the earlier purchases of the acquired company will be measured at the time that control is achieved at their fair value, while recording the difference to the statement of operations. The standard will apply to business combinations that take place from January 1, 2010 and thereafter. Earlier adoption is permitted, provided that it will be simultaneous with early adoption of IAS27 (revised).

IAS 1, Presentation of Financial Statements (Revised)
In the framework of the amendment to this standard, changes were made in the current presentation format of financial statements, and the presentation and disclosure requirements for financial statements were also expanded, including the presentation of an additional report known as “the statement of comprehensive income”, and the addition of a balance sheet as of the beginning of the earliest period presented in the financial statements in cases of a retroactive change in accounting policies, reclassification or restatement. The standard will apply to reporting periods that begin on January 1, 2009. The standard permits earlier implementation.

3.1	Basis of consolidation

The consolidated financial statements include:
•	the assets and liabilities, and the results and cash flows, of the Company and its subsidiaries;

•	the Group’s proportionate share of the assets and liabilities, and the results and cash flows of joint ventures;

•	the Group’s share of the results and net assets of associates.
The financial statements of entities consolidated are drawn up to December 31st.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3	Significant accounting policies (continued)

3.1	Basis of consolidation (continued)

Entities over which the Group has the power to govern the financial and operating policies are accounted for as subsidiaries. Where the Group has the ability to exercise joint control, the entities are accounted for as joint ventures, and where the Group has the ability to exercise significant influence, they are accounted for as associates.

Where joint control is exercised the results of these entities are proportionally consolidated with the results of the Group.

Interests acquired in entities are consolidated from the date the Group obtains control and interests sold are de-consolidated from the date control ceases.

Transactions and balances between subsidiaries are eliminated. No profit before tax is taken on sales between subsidiaries or on sales to joint ventures and associates until the products are sold to customers outside the Group.

Goodwill arising on the acquisition of interests in subsidiaries, joint ventures and associates, representing the excess of the acquisition cost over the Group’s share of the fair values of the identifiable net assets acquired, is capitalised as a separate item in the case of subsidiaries and joint ventures and as part of the cost of investment in the case of associates. Goodwill is denominated in the currency of the operation acquired. Where the cost of acquisition is below the fair value of the net assets acquired, the difference is recognised directly in the income statement. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

3.1.1	Acquisitions of minority interests

Goodwill arising on the acquisition of a minority interest in a subsidiary represents the excess of the cost of the additional investment over the carrying amount of the interest in the net assets acquired at the date of exchange.

The results and assets and liabilities of associates are incorporated into the consolidated financial statements using the equity method of accounting.

3.2	Foreign currency

3.2.1	Foreign currency transactions

Transactions denominated in foreign currencies are translated at the rate of exchange ruling at the transaction date. Monetary items denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date. Gains or losses arising on translation are credited to or charged against income.

3.2.2	Financial statements of foreign operations

Assets and liabilities, including related goodwill of foreign subsidiaries, associates and joint ventures, are translated into US Dollars at rates of exchange ruling at the balance sheet date. The results of foreign subsidiaries, joint ventures and associates are translated into US Dollars using average rates of exchange. Exchange adjustments arising when the opening net assets and the results for the year retained by foreign subsidiaries, joint ventures and associates are translated into US Dollars, and exchange differences arising on related foreign currency borrowings which form part of the Group’s net investment in these operations, are included in a separate component of equity.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3	Significant accounting policies (continued)

3.3	Intangible assets

3.3.1	Goodwill

Goodwill is stated at cost less any impairment losses. Goodwill is deemed to have an indefinite useful life and is tested annually for impairment.

3.3.2	Other intangible assets

Intangible assets are stated at cost less provisions for amortisation and any impairment losses.

Internal development expenditure is capitalised only if it meets the recognition criteria of IAS 38, Intangible Assets. Where regulatory and other uncertainties are such that the criteria are not met, the expenditure is recognised in the income statement. This is almost invariably the case prior to approval of the drug by the relevant regulatory authority. Where however, the recognition criteria are met, intangible assets are capitalised and amortised over their useful economic lives from product launch. As at December 31, 2008, no amounts met the recognition criteria.

Payments to in-licence products from external third parties, generally taking the form of up-front and milestone payments, are capitalised and amortised, on a straight-line basis, over their useful economic lives from product launch. The estimated useful lives for determining the amortisation charge are reviewed annually. The current estimated useful lives are as follows:

•	intellectual property	5 years
•	computer software	4 years
3.4	Property, plant and equipment

3.4.1	Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and any impairment losses.

3.4.2	Depreciation

Depreciation is charged to the income statement on a straight-line basis over the estimated useful life of each part of an item of property, plant and equipment. Land is not depreciated. The estimated useful lives are as follows:

•	freehold buildings	25 - 50 years
•	leasehold buildings	Over term of lease
•	plant and machinery	2 1/2 - 10 years
•	furniture, equipment and vehicles	2 - 10 years
Residual values and lives are reviewed annually, and where appropriate adjusted.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3	Significant accounting policies (continued)

3.5	Other equity investments

Equity investments held by the Group classified as being available-for-sale, are stated at fair value. Any gain or loss on fair value is recognised directly in equity, except for any impairment losses. When there is objective evidence that the asset is impaired, the residual loss that had been recognised directly in equity is recognised in the income statement. Any reversal of an impairment loss of an equity investment classified as available-for-sale is included in equity.

When these investments are derecognised, the cumulative gain or loss previously recognised directly in equity is recognised in the income statement.

3.6	Receivables

Trade receivables are carried at original invoice amounts less any impairment losses.

3.7	Inventories

Inventories are stated at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and relevant selling expenses.

The cost of inventories is based on the weighted average principle and includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of overheads based on normal operating capacity.

3.8	Liabilities

Long term liabilities are stated at amortised cost, whereas current liabilities due for payment within twelve months are stated at their repayment amounts since the effect of stating these at their amortised cost is not significant. The finance charge implicit between amount paid and the amounts payable at maturity is expensed as noted in accounting policy 3.12.

3.9	Impairment of non-financial assets

Goodwill is subject to impairment testing at each balance sheet date. For other assets, recoverable amount is estimated only if there is an indication of impairment. An impairment loss is recognised whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount. Impairment losses are recognised in the income statement.

3.10	Revenue

Revenue from the sale of goods and services rendered, royalties, licence fees and other development arrangements, and profit sharing arrangements is stated after deduction of related taxes, chargebacks, rebates, cash discounts and returns and other allowances, and is recognised in the income statement when the significant risks and rewards of ownership have been transferred to the buyer. No revenue is recognised if there are significant uncertainties regarding recovery of the consideration due, associated costs or the possible return of goods.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3	Significant accounting policies (continued)

3.11	Expenses

3.11.1	Employee benefits

The Group contributes towards State pensions in accordance with legislation applicable in the various jurisdictions in which it operates. Related costs are recognised as an expense in the income statement as incurred.

Obligations for contributions to other defined contribution pension plans are recognised as an expense in the income statement as incurred.

3.11.2	Operating lease payments

Payments made under operating leases are recognised in the income statement on a straight-line basis over the term of the lease. Lease incentives received are recognised in the income statement as an integral part of the total lease expense.

3.12	Financial income and expenses

Financial income comprises interest income on bank deposits, gains on the disposal of available-for-sale financial assets and foreign exchange currency movements. Interest income is recognised as it accrues, using the effective interest method. Dividend income is recognised on the date that the Group’s right to receive payment is established.

Financial expenses comprise interest expense on borrowings and foreign currency losses. All borrowing costs are recognised in the income statement using the effective interest method.

3.13	Income tax

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or applicable at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred tax is provided using the balance sheet liability method. Full provision using tax rates enacted at the balance sheet date is made for all temporary differences between the tax base of an asset or liability and its balance sheet carrying amount. Deferred tax assets are recognised in respect of assessed losses where it is probable that future taxable profits will be available to utilise these losses in the foreseeable future.

Deferred tax is not recognised for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future.

Income tax expense is recognised in profit or loss except to the extent that it relates to items recognised directly in equity, in which case it is recognised in equity.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
3	Significant accounting policies (continued)

3.14	Discontinued operations

A discontinued operation is a component of the Group’s business that represents a separate major line of business or geographical area of operations that has been terminated, disposed of or is held for sale. Classification as a discontinued operation occurs when the decision to discontinue the operation is taken, upon disposal or when the operation meets the criteria to be classified as held for sale, if earlier. When an operation is classified as a discontinued operation, the comparative income statement is represented as if the operation had been discontinued from the start of the comparative period.

3.15	Debt & Equity Classification

Loan Notes Payable

Classification on Initial Recognition

Loan notes are classified as equity or as liabilities in accordance with the contractual arrangements on initial recognition. The classification continues until the loan notes are derecognised.

Convertible Loan Notes

For convertible loan notes, where the Company has an unconditional right to avoid delivering cash or another financial asset to settle its obligation, the fair value of the convertible loan note as a whole is classified within equity.

Other Loan Notes

Loan notes which evidence a residual interest in the net assets of the Company and that do not incorporate contractual obligations for the Company to deliver cash or another financial asset or to exchange financial instruments with the noteholders under conditions that are potentially unfavourable to the Company are classified within equity.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
4	Intangible assets

4.1	Goodwill		Intellectual property		Computer software		Total
	2008	2007	2008	2007	2008	2007	2008	2007
	USD ’000	USD ’000	USD ’000	USD ’000	USD ’000	USD ’000	USD ’000	USD ’000
Cost

Balance at January 1	148,223	145,113	14,333	9,238	2,973	2,239	165,529	156,590
Effects of movements in foreign exchange rates	—	—	(1,448)	1,506	(104)	176	(1,552)	1,682
Acquisitions of minority interest	2,437	768	—	—	—	—	2,437	768
Additions through business combinations	—	2,342	—	—	—	—	—	2,342
Other additions	—	—	5,161	3,960	395	558	5,556	4,518
Disposals	(3,137)	—	(2,238)	(371)	—	—	(5,375)	(371)

Balance at December 31	147,523	148,223	15,808	14,333	3,264	2,973	166,595	165,529

Amortisation and impairment losses

Balance at January 1	—	—	8,164	5,248	1,474	738	9,638	5,986
Effects of movements in foreign exchange rates	—	—	(779)	825	(54)	27	(833)	852
Amortisation for the year	—	—	3,680	2,096	798	709	4,478	2,805
Impairment loss	—	—	660	—	—	—	660	—
Disposals	—	—	(1,727)	(5)	—	—	(1,727)	(5)

Balance at December 31	—	—	9,998	8,164	2,218	1,474	12,216	9,638

Carrying amounts

At January 1	148,223	145,113	6,169	3,990	1,499	1,501	155,891	150,604

At December 31	147,523	148,223	5,810	6,169	1,046	1,499	154,379	155,891

Amortisation charges are recorded in selling, general and administration costs in the income statement.

The impairment loss arose in relation to Portuguese licences which were written off following the Group’s decision to close down the Portuguese operation. Following this decision, the licences are of no value.

4.2	Goodwill

For the purpose of impairment testing of goodwill the Group is regarded as a single group of cash generating units. The grouping is based on various factors including: (i) the level at which information about goodwill is available, (ii) the level at which management monitors goodwill, and (iii) the fact that the Group operates as a single segment under IAS 14 Segment Reporting. The cash generating unit’s recoverable amount is based on value in use using projections of the Group’s post tax cash flows plus a terminal value. The projections include key assumptions about internal future products, and expected prices. These calculations are based on actual operating results and four-year budgets/forecasts approved by the Board of Directors. Value in use is calculated using a discounted cash flow approach. A pre-tax risk-adjusted discount rate of 12.5% and an average growth rate of 1% has been applied to the projections for the years ended December 31, 2007 and 2008 respectively. The valuation indicates sufficient headroom such that changes to key assumptions discussed above are unlikely to result in any impairment of goodwill.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
5	Property, plant and equipment

					Furniture, equipment &
	Land & buildings		Plant & machinery		vehicles		Total
	2008	2007	2008	2007	2008	2007	2008	2007
	USD ’000	USD ’000	USD ’000	USD ’000	USD ’000	USD ’000	USD ’000	USD ’000

Cost

Balance at January 1	34,612	27,552	56,207	43,494	16,067	11,387	106,886	82,433
Effects of movements in foreign exchange rates	(6,798)	4,521	(10,159)	5,449	(3,928)	1,659	(20,885)	11,629
Additions	1,829	2,545	7,490	7,652	3,210	3,594	12,529	13,791
Disposals	(56)	(6)	(8)	(388)	(782)	(573)	(846)	(967)

Balance at December 31	29,587	34,612	53,530	56,207	14,567	16,067	97,684	106,886

Depreciation

Balance at January 1	6,045	3,933	16,300	10,449	7,915	5,039	30,260	19,421
Effects of movements in foreign exchange rates	(1,283)	690	(4,030)	1,737	(2,156)	869	(7,469)	3,296
Depreciation charge for the year	1,115	1,424	4,655	4,286	2,392	2,346	8,162	8,056
Disposals	(56)	(2)	(3)	(172)	(606)	(339)	(665)	(513)

Balance at December 31	5,821	6,045	16,922	16,300	7,545	7,915	30,288	30,260

Carrying amounts

At January 1	28,567	23,619	39,907	33,045	8,152	6,348	76,626	63,012

At December 31	23,766	28,567	36,608	39,907	7,022	8,152	67,396	76,626

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
6	Investments in associates

6.1	2008	2007
	USD’000	USD’000

Scriptpharm Holdings (Proprietary) Limited

At January 1	730	627
Effects of movements in foreign exchange	(57)	—
Loans advanced	—	7
Share of result	(510)	96

At December 31	163	730

IBI Europe Limited

At January 1	111	—
Effects of movements in foreign exchange	(17)	—
Acquisitions	—	3
Additional investment	916	—
Loans advanced	118	111
Share of result	312	(3)

At December 31	1,440	111

	1,603	841

6.2	Summarised information in respect of the Group’s associates as at year-end are set out below:

	2008	2007
	USD’000	USD’000

Total revenue	37,185	11,858
Profits	1,845	420
Losses	(2,264)	(667)
Total assets	22,105	12,921
Total liabilities	22,975	7,291

Further information about the Group’s investments in associates is set out in note 31.3

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
7 Other equity investments

7.1	2008	2007
	USD’000	USD’000

Eden Biopharma Group Limited

At January 1	4,582	4,582
Loan capitalised	1,276	—

At December 31	5,858	4,582

Pharmagenus SA

Acquired during the year	211	—

Sigma Pharmaceuticals Limited

At January 1	—	149,277
Disposals	—	(149,277)

At December 31	—	—

	6,069	4,582

These investments are classified as available-for-sale in accordance with IAS 39, Financial Instruments: Recognition and Measurement.

Although the Group holds more than 20% interest in these companies, it does not have the power to participate in their financial and operating policy decisions and therefore is not considered to have significant influence over them which would normally require the application of the equity accounting basis. The fair value of these investments determined by reference to the discounted cash flows of the underlying assets, approximate their cost.

Further information about these investments is provided in note 31.4.

7.2	The disposal of shares in Sigma Pharmaceuticals Limited resulted in a gain amounting to USD53.6 million, which is disclosed on the income statement. The difference between the gain recognized in the income statement and the amount transferred from other reserves represents the change in the fair value of the investment between December 31, 2006 and the dates the investments were disposed of.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
8	Interest in joint-ventures

Included in the consolidated financial statements are the following items that represent the Group’s interests in the assets and liabilities, income and expenses of joint ventures:

	2008	2007
	USD’000	USD’000

Non-current assets	264	324
Current assets	8,021	11,230
Non-current liabilities	(440)	(49)
Current liabilities	(3,884)	(5,415)
Income	12,598	24,230
Expenses	(10,974)	(23,799)

Further information about the joint ventures in which the Group is a party is provided in note 31.2.

9	Deferred tax assets and liabilities

9.1	Recognised deferred tax assets and liabilities

Deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities

	2008	2007	2008	2007

	USD’000	USD’000	USD’000	USD’000

Acquired intellectual property and research and development costs	6,840	10,211	—	315
Property, plant and equipment	4	2	271	66
Inventories	—	44	—	—
Provision for exchange differences	48	—	3,013	15,739
Tax benefits	4,708	3,609	—	—
Other temporary differences	15	15	2,253	3,489

	11,615	13,881	5,537	19,609

9.2	Unrecognised deferred tax assets

Deferred tax assets have not been recognised in respect of the following items:

	2008	2007
	USD’000	USD’000

Tax losses and tax credits	32,910	39,006
Other deductible temporary differences	52,990	56,485

	85,900	95,491

Deferred tax benefits arising out of certain tax losses which may become available for set-off against future taxable income have not been recognised in these financial statements as it is difficult to determine with reasonable probability the extent to which taxable profits will become available to absorb such losses.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
9	Deferred tax assets and liabilities
9.3	Movement in deferred taxes during the year

	Balance	Recognised	Recognised	Balance
	January 1, 07	in income	in equity	December 31, 07
Comparative year	USD’000	USD’000	USD’000	USD’000

Acquired intellectual property and research and development costs	6,155	3,741	—	9,896
Property, plant and equipment	(61)	(3)	—	(64)
Inventories	—	44	—	44
Provision for exchange differences	(7,619)	19	(8,139)	(15,739)
Tax losses	287	3,322	—	3,609
Other temporary differences	(1,457)	(2,017)	—	(3,474)

	(2,695)	5,106	(8,139)	(5,728)

Effect of movements in foreign exchange rates		27

		5,133

	Balance	Recognised	Recognised	Balance
	January 1, 08	in income	in equity	December 31, 08
Current year	USD’000	USD’000	USD’000	USD’000

Acquired intellectual property and research and development costs	9,896	(3,056)	—	6,840
Property, plant and equipment	(64)	(203)	—	(267)
Inventories	44	(44)	—	—
Provision for exchange differences	(15,739)	(2,750)	15,524	(2,965)
Tax losses	3,609	1,099	—	4,708
Other temporary differences	(3,474)	1,236	—	(2,238)

	(5,728)	(3,718)	15,524	6,078

Effect of movements in foreign exchange rates		(461)

		(4,179)

The movements recognised in equity relate to exchange differences on intra-group balances which form part of the Group’s net investment in subsidiaries.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
10	Inventories

	2008	2007
	USD’000	USD’000

Raw materials and consumables	33,130	32,165
Work in progress	17,252	13,981
Finished goods	86,900	81,918

	137,282	128,064
Tools and spare parts	924	706
Goods in transit	6,994	1,672

	145,200	130,442

11	Trade and other receivables

	2008	2007
	USD’000	USD’000

Trade receivables	89,554	94,280
Loans receivable	561	2,751
Income taxes recoverable	53,192	5,207
Other receivables	11,747	19,147
Prepayments and accrued income	11,626	14,358

	166,680	135,743

Balances receivable from related parties are set out in note 29.4.
12	Marketable securities

Marketable securities comprise USD6,184,000 USA Treasury Bills maturing on November 19, 2009 and an investment in Canadian Guaranteed Investment Certificates amounting to USD880,000, maturing on August 27, 2009.

13	Capital and reserves

13.1	Ordinary share capital

	Ordinary shares
	of USD1 each

	2008	2007
	No.’000	No.’000

In issue at January 1/December 31	32,685	32,685

At December 31, 2008, the authorised ordinary share capital comprised 500,000,000 (2007: 500,000,000) shares of USD1 each.

All shares in issue are fully paid up.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
13	Capital and reserves (continued)

13.2	Preference share capital

At December 31, 2008, the authorised and issued preference share capital comprised 1,000 (2007: 1,000) shares of USD0.01 each. The total shares outstanding at December 31, 2008 and 2007 were 600 and 800 shares respectively.

All shares in issue are fully paid up.

Preference shares do not carry any voting rights.

The holders of the preference shares are entitled to receive a payment from the Company equivalent to 6% of the aggregate total (effective rate of 6.38%) of:
•	any amount paid to the holders of the loan notes in respect of interest or principal repayments; and

•	any amount paid to the holders of the ordinary shares in respect of dividends, upon repurchase of its ordinary shares, on liquidation or on a reduction of capital.
Pursuant to the repayment of loan notes during the year (refer to note 14.1), the Company bought back 200 (2007: 200) preference shares of USD0.01 at a total price of USD8,477,000 (2007: USD4,230,000).

All shares rank equally with regard to the Company’s residual assets, except that preference shares participate only to the extent of their nominal value plus a further amount equivalent to 6% of the aggregate payments (effective rate of 6.38%) made to the holders of the ordinary shares as indicated above.

13.3	Capital Management

The Board’s policy is to maintain a strong capital base so as to maintain investor and creditor confidence and to sustain future development of its generic pharmaceutical business.

In the past the Board has sought to maintain a low level of external borrowing and to finance growth through equity funding, as and when required. The Board considers that funds generated from operations will be sufficient to finance growth for the foreseeable future.

From time to time the Group purchases its own preference shares as described in note 13.2 above.

There were no changes in the Group’s approach to capital management during the year.

Neither the Company nor any of its subsidiaries is subject to externally imposed capital requirements.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
14	Shareholders’ loan notes

14.1

	Convertible	Series ‘C’
	loan notes	loan notes	Total
	USD’000	USD’000	USD’000

	USD’000	USD’000	USD’000

At January 1, 2007	256,712	61,759	318,471
Accrued interest	4,819	851	5,670
Repayment of loan notes	—	(62,610)	(62,610)

At December 31, 2007	261,531	—	261,531

At January 1, 2008	261,531	—	261,531
Accrued interest	2,837	—	2,837
Repayment of loan notes	(132,803)	—	(132,803)

At December 31, 2008	131,565	—	131,565

The Company has an unconditional right, other than in liquidation, to avoid payment for the convertible loan notes and the Series C loan notes.

During 2007 the Company repaid the 2007 Series C loan notes.

14.2	Convertible loan notes

Repayment

The convertible loan notes are unsecured and bear interest at 2% p.a. The Company has an unconditional right, other than in liquidation, to avoid payment of principal and interest indefinitely.

Conversion terms and prices

The convertible loan noteholders are entitled to require the Company to allot fully paid-up ordinary shares in exchange for and in satisfaction of the nominal amount of convertible loan notes held, at the conversion rate of 1 ordinary share of USD1 each for every USD6.625 of such notes converted.

14.3	Series ‘C’ loan notes

The series ‘C’ loan notes are unsecured and bear interest at 2% p.a. The Company has an unconditional right, other than in liquidation, to avoid payment of principal indefinitely.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
15	Other reserves

15.1

	Note	2008	2007
		USD’000	USD’000

Non-distributable reserves:
Foreign exchange translation differences		3,420	25,786
Reserve for own preference shares purchased	13.2	(12,707)	(4,230)
Non-distributable Profits	15.2	12,850	4,503

		3,563	26,059

The reserve for the Company’s own preference shares purchased represents the cost to the Group of acquiring the Company’s own shares. There is no mandatory or legal requirement for the company to repurchase shares. At December 31, 2008, the Group held 400 (2007: 200) preference shares of the Company.

15.2	The non-distributable profits represent unrealised profits at balance sheet date as required by Part II of the third schedule of the Maltese Companies Act, 1995.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
16	Bank borrowings

	Effective	Repayment	Security	Non-Current		Current		Total
	interest rate	by		Liabilities		Liabilities
	per annum %
				2008	2007	2008	2007	2008	2007
				USD’000	USD’000	USD’000	USD’000	USD’000	USD’000

Bank loans	5.25	2011	Secured against certain Group properties and guarantees by the Company	809	1,703	809	851	1,618	2,554

	5.79	2012	Secured against certain Group properties	1,238	1,628	64	76	1,302	1,704

	8.84		Secured against certain Group properties	—	654	—	—	—	654

Bank overdraft	7.25	On demand	Secured by a related party	—	—	—	624	—	624

				2,047	3,985	873	1,551	2,920	5,536

The gross values of these borrowings are not materially different from their carrying amounts.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
17	Other loans payable

	Effective	Repayment	Security
	interest	by
	rate per
	annum			2008	2007
	%			USD’000	USD’000

Non-current liabilities

Interest-bearing loan:

Third party	2.75	2012	Secured by general charge of USD3 million over certain Group assets and lien on insurance policy	1,718	955

Other loans:

Related party	—	—	None	—	8,086

				1,718	9,041

Current liabilities

Interest-bearing loans:

Third party	2.75	2009	Secured by general charge of USD3 million over certain Group assets and lien on insurance policy	324	341

Related party	5.00	2009	None	972	1,022

Third party	1.5% above Barclays’ base rate	2009	None	23	—

Other loans:

Related party	—	On demand	None	412	1,001

Third party	—	—	None	—	96

				1,731	2,460

The gross values of these loans are not materially different from their carrying amounts.

18	Trade and other payables

	2008	2007
	USD’000	USD’000

Trade creditors	46,911	44,983
Other payables	23,694	12,123
Accruals and deferred income	49,590	53,285

	120,195	110,391

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
19	Revenue

19.1	Category of activity

	2008 USD’000	2007 USD’000

Sales	619,195	364,519
Licence fees and royalties	21,675	72,272
Other	5,765	8,776

	646,635	445,567

19.2	Geographical markets

	2008	2007
	USD’000	USD’000

Europe	291,963	273,498
US	229,936	75,883
Canada	68,223	51,299
Australia and New Zealand	43,423	36,587
Brazil	7,020	5,205
South Africa	1,185	625
Rest of the world	4,885	2,470

	646,635	445,567

The increase in sales revenue in 2008 was primarily driven by the six month exclusive rights on Ramipril. The 2007 licence fees include fees earned on one significant arrangement which ended in 2007.

20	Net financing income

20.1	Financial income

	2008	2007
	USD’000	USD’000

Interest receivable on loans and bank deposits	3,378	5,637
Dividend income	—	3,174
Net foreign exchange gains	3,142	2,542

	6,520	11,353

20.2	Financial costs

Interest payable on bank and other borrowings	524	485

	524	485

Net financing income	5,996	10,868

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
21	Profit before tax

21.1	Profit before tax is stated after charging the following:

	2008	2007
	USD’000	USD’000

Auditors’ remuneration	1,159	873
Depreciation	7,983	7,908
Amortisation	4,328	2,458
Loss on disposal of property, plant and equipment	38	227
Gain on disposal of intangible assets	—	(43)
Operating lease charges	1,304	816

21.2	Personnel expenses incurred by the Group during the year are analysed as follows:

	2008	2007
	USD’000	USD’000

Wages and salaries	62,849	50,577
Social security costs and other contributions to defined contribution pension plans	9,448	8,720
Other staff benefits and related costs	4,017	2,794

	76,314	62,091

The weekly average number of persons employed by the Group during the year was as follows:

	2008	2007
	No.	No.

Operating	382	303
Distribution	176	158
Research, development and regulatory	222	202
Management and administration	193	148

	973	811

21.3	Impairment losses recognised during the year are analysed as follows:

	Note	2008	2007
		USD’000	USD’000

Loan receivable from related party	29.6	2,346	—
Other debtor		147	—

		2,493	—

The impaired related party loan originated from financing transactions between the Group and an investee, and not through the normal course of business.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
22	Income tax expense

22.1

	2008	2007
	USD’000	USD’000

Current tax expense
Income tax on taxable income for the year	(55,896)	(19,092)
Withholding taxes on royalties and interest	(4,429)	(828)
Tax benefit arising from previously unrecognised tax losses and credits	9,157	5,385
Tax effect of interest on loan notes charged to equity	(993)	(1,984)
Tax refund	35,836	4,678
Tax over provided in prior years	391	579

	(15,934)	(11,262)

Deferred tax expense
Origination and reversal of temporary differences	(4,179)	5,345
Tax under provided in prior years	—	(212)

	(4,179)	5,133

Total expense in income statement	(20,113)	(6,129)

22.2	Reconciliation of Maltese Statutory tax charge to the Group’s total tax charge:

	2008	2007
	USD’000	USD’000

Profit before tax	197,708	145,297

Income tax using the standard income tax rate in Malta (35%)	(69,198)	(50,854)

Tax effect of:

- exempt gain on disposal of equity investment	—	4,077

- previously unrecognised deferred tax benefits, utilised	16,384	15,552

- unrecognised deferred tax benefits	(5,440)	(1,177)

- Group’s share of results of associates	(69)	32

- other	(2,949)	(1,113)

Tax refund in relation to dividends received	35,836	4,678

Differences in tax rates in different jurisdictions	8,689	7,861

Tax credit on foreign source income	1,063	15,643

Non Recoverable withholding taxes on royalties and interest	(4,429)	(828)

Income tax expense	(20,113)	(6,129)

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
23	Discontinued operations

23.1	During the year, the Group sold Oryx Pharmaceuticals Inc. and Carlgrove SA, and the distribution operation in Portugal was discontinued.

	2008	2007
	USD’000	USD’000

Results of discontinued operations
Revenue	36,310	22,159
Expenses	(24,894)	(24,411)

Net Gain/(loss) before tax	11,416	(2,252)
Income tax	(216)	(61)

Net Gain/(loss) for the year from discontinued operations	11,200	(2,313)

Cash flows used in discontinued operations
Net cash used in operation activities	(9,989)	(4,305)
Net cash from/(used in) investing activities	24,001	(210)

Net cash from/(used in) discontinued operations	14,012	(4,515)

23.2	The Portuguese subsidiary is involved in an action against a former customer for the recovery of amounts due. The former customer has issued a counter claim against the subsidiary alleging breach of agreements. All anticipated losses and costs relating to this matter were accounted for in the result for the year.

Based on legal advice no further loss is expected to the Company.

24	Cash and cash equivalents

		2008	2007
	Note	USD’000	USD’000

Cash at bank and in hand		95,332	135,451
Treasury bills	24.2	11,941	—
Bank overdraft	16	—	(624)

		107,273	134,827

24.1	Cash at bank and in hand include an amount of USD7,550,000 covering a letter of credit issued as security for warranties in connection with the sale of Oryx Pharmaceuticals Inc. Half of this amount was released on June 1, 2009.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
24	Cash and cash equivalents (continued)

24.2	Treasury bills are included within cash and cash equivalents as these are highly liquid investments which are expected to be converted into cash to meet the short-term cash commitment needs of the Group. Terms and maturity dates of treasury bills are as follows:

	Maturity	USD’000
	Date

USD3,000,000 USA Treasury Bills	01.29.2009	3,000
EUR 6,450,000 Federal Republic of Germany Treasury Bills	02.18.2009	8,941

		11,941

These treasury bills have a minimal coupon rate (<1%) and were purchased at amounts which approximate their maturity values.

24.3	Proceeds from disposal of subsidiaries

2008
USD’000

Consideration received, satisfied in cash	(24,312)
Cash disposed of	304

(24,008)

Assets and liabilities disposed of:

2008
USD’000

Intangible assets	(497)
Property, plant and equipment	(32)
Current assets	(5,577)
Current liabilities	1,538

(4,568)

24.4	Cash received from interest and dividends

The Company has elected to record cash received for interest and dividends in the Investing and Financing Activities, respectively, of the Cash Flow Statement.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
25	Financial risk management

Given the nature of the Group’s structure its principal financial instruments comprise cash and short term deposits and other financial assets and liabilities such as trade receivables and trade payables, which arise directly from its operations.

The principal financial risks to which the Group is exposed are those related to credit arrangements and market conditions arising in the normal course of the Group’s business.

25.1	Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s exposure to trade and other receivables and cash balances.

Trade receivables exposure is managed locally in the operating units where they arise and credit limits are set as deemed appropriate for the customer. The Group is exposed to a range of customers including government backed agencies, private wholesalers and privately owned pharmacies. Underlying local economic and sovereign risks vary throughout the world. Where appropriate, the Group endeavours to minimise risks by the use of trade finance instruments such as letters of credit and insurance. There is no significant concentration of credit risk due to the Group’s number of customers and wide geographical spread.

Each operating entity determines an allowance for impairment that represents its estimate of incurred losses in respect of specific trade and other receivables where it is deemed that a receivable may not be recoverable.

Exposure to financial counterparty credit risk is controlled centrally in establishing and monitoring counterparty limits. Centrally managed funds are held with reputable financial institutions which have good credit ratings, such that management does not expect any losses from non-performance by these financial institutions.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk for trade receivables at the reporting date by geographic region was:

	Note	2008	2007
		USD’000	USD’000

Europe		43,921	49,726
Canada		21,177	25,770
US		10,764	11,868
Australia and New Zealand		6,289	4,111
Rest of the World		7,403	2,805

	11	89,554	94,280

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
25	Financial risk management (continued)

25.1	Credit risk (continued)

The ageing of trade receivables at the reporting date was:

	2008	2007
	USD’000	USD’000

Not past due	76,431	83,960
Past due 0 — 90 days	11,636	9,244
Past due 90 — 180 days	810	1,192
Past due > 180 days	1,473	831
Provision for doubtful trade receivables	(796)	(947)

	89,554	94,280

The movement in the provision for doubtful trade receivables during the year was as follows:

	2008	2007
	USD’000	USD’000

Balance at January 1	947	469
Movement in provision for the year	209	410
Effects of movement in foreign exchange rates	(360)	68

Balance at December 31	796	947

The provision for doubtful debts has been calculated based on past experience and is in relation to specific customers. Other than those balances for which a provision has been made no further credit risk has been identified in relation to the “past due” trade receivables.

25.2	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and, where applicable, equity prices will affect the Group’s income or the value of its holdings of financial instruments.

25.2.1	Interest rate risk

Because of the Group’s limited exposure to external debt, management considers that the Group’s net exposure to interest rate risk is not significant and changes in interest rates will have a negligible affect on the Group’s income or on the value of its holdings of financial assets.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
25	Financial risk management (continued)

25.2	Market risk (continued)

25.2.2	Foreign currency risk

The Group uses the US Dollar as its reporting currency which is also its most significant currency. As a result, the Group is exposed to foreign exchange movements, primarily in European, UK, Canadian and Australian currencies.

Foreign currency transaction exposure arising on normal trade flows, in respect of both external and intra-group trade, is generally not hedged. The exposure of overseas operating subsidiaries to transaction risk is minimised by generally matching local currency income with local currency costs. Intra-group trading transactions are monitored centrally and intra-group payment terms are managed to reduce risk.

The Group manages centrally the short-term cash surpluses or borrowing requirements of subsidiary companies.

The Group funds its subsidiaries in the currencies applicable in the respective jurisdictions in which they operate. It is therefore exposed to foreign currency risk on intra-group borrowings that are denominated in a currency other than the US Dollar. During the year, net exchange losses (2007: gains) arising on such borrowings, classified as equity, amounted to USD29,017,000 (2007: USD18,400,000).

The Group does not hedge its investments in its foreign subsidiaries and is similarly exposed to currency risk arising on the translation of the assets and liabilities of such subsidiaries. Net exchange translation gains (2007: losses) amounting to USD3,379,000 were recognised in equity during the year (2007: USD8,226,000).

The Group is also exposed to currency risk arising in the normal course of its operations when trading in currencies other than the US Dollar. During the year, net exchange gains on such trading amounted to USD3,103,530 (2007: USD2,664,000).

25.2.3	Price risk

The Group is exposed to price risk whereby selling prices may vary based on the number of competitors in any given market. The Group mitigates such risk by ensuring that it is able to continuously bring new products to the various markets in which it operates.

25.3	Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group’s main exposure to liquidity risk is to ensure that there are sufficient funds to meet its working capital requirements. The Group manages this risk by ensuring that there are adequate funds available to meet its obligations.

At December 31, 2008 the Group’s Cash and Cash Equivalents balance amounted to USD114 million (2007: USD135 million) and it is expected to have strong future cash flow from normal trading activities to cover any liquidity risk. The Group has limited external borrowings.

The Group’s cash requirements are managed centrally and are monitored by the Board of Directors. Certain of the operating entities are still dependant on the Group for funding but most are cash generative.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
25	Financial risk management (continued)

25.4	Fair value versus carrying value

The carrying value of the financial assets and liabilities does not differ materially from their fair values.

26	Operating leases

Leases as lessee

Non-cancellable operating lease rentals are payable as follows:

	2008	2007
	USD’000	USD’000

Less than one year	2,446	1,637
Between one and five years	4,925	4,630
More than five years	3,965	7,575

	11,336	13,842

27	Capital commitments

	2008	2007
	USD’000	USD’000

Contracted for:
Plant, machinery and equipment	122	1,719
Letters of credit	—	4,466

	122	6,185

These commitments are expected to be settled during 2009.

	2008	2007
	USD’000	USD’000

Authorised but not contracted for:
Leasehold improvements	231	—
Plant, machinery and equipment	1,481	1,406

	1,712	1,406

28	Contingent events

28.1	The Group is from time to time involved in claims arising in the ordinary course of its business, including patent challenge and infringement procedures. The directors are of the opinion that the Group has adequate defences to these actions and, based on the legal advice and management’s assessment of each case, no provision has been made for any of these claims.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
28	Contingent events (continued)

28.2	The Group is involved in various actions with suppliers and customers for damages arising from breach of contracts and agreements. The nature of the actions makes it difficult to determine with reasonable certainty the amounts of these claims. Costs relating to these actions are expensed as incurred. Based on legal advice, the directors expect the outcome of the above actions to be successful.

29	Related parties

29.1	Identity of related parties

The Group has a related party relationship with its Parent Company (refer to note 30), other shareholders, associates (refer to note 31.3), its directors and other related parties.

In addition to disclosures contained elsewhere in these financial statements, further related party disclosures are set out below.

29.2	Transactions with related parties

The following transactions were carried out with related parties:

	2008	2007
	USD’000	USD’000

Sale of goods:
Associates	3,292	713
Other related parties	—	802

	3,292	1,515

Interest receivable:
Other related parties	116	—

Interest payable:
Other related parties	31	—

Interest on loan notes charged to equity:
Parent company	1,881	3,699
Other shareholders	956	1,971

	2,837	5,670

Goods are sold on the same terms and at the same selling price that are available to Group companies.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
29	Related parties (continued)

29.3	Transactions with key management personnel

The Company’s directors are considered as the Group’s key management personnel. Total directors’ remuneration paid during the year and included within salaries cost is as follows:

	2008	2007
	USD’000	USD’000

Directors’ emoluments:
Salaries	2,326	1,280
Other	89	72

	2,415	1,352

29.4	Year-end balances with related parties

		2008	2007
	Note	USD’000	USD’000
Trade receivables:
Associated companies		5,218	407

Loans receivable:
Parent company		—	209
Associated company		—	916
Other related parties	29.6	561	1,482

		561	2,607

Other receivables:
Other related parties		45	458

Other payables:
Parent company		—	69
Associated company		10	—
Other related parties		3,870	2

		3,880	71

29.5	Convertible loan notes include amounts due to the Parent Company totalling USD78,495,791 (2007: USD159,507,407) and accumulated accrued interest thereon amounting to USD8,817,335 (2007: USD14,545,551).

29.6	Loans receivable from other related parties include a balance amounting to USD2,345,659 (2007: USD1,263,736) receivable from Eden Biopharma Group Limited which has been fully impaired as recoverability is uncertain. This balance bears interest at 3% above the Barclays Bank base rate and is repayable by December 31, 2012. All other balances owed to/by related parties are unsecured, interest free and have no fixed date for repayment.

30	Control of the Group

The majority of the Company’s shares are held by Quiver Inc., whose registered office is situated at P.O. Box 3159, Road Town, Tortola, British Virgin Islands.

ROBIN HOOD HOLDINGS LIMITED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
31	Significant Group Companies and investments

31.1	Subsidiary companies

		Ownership
		Interest
Company	Country	2008	2007	Nature of business
		%	%
Arrow International Limited	Malta	100.00	100.00	Holding Company and ownership of Intellectual Property
- Arrow Group ApS	Denmark	100.00	100.00	Holding Company
Arrow Farmaceutica Ltda	Brazil	100.00	100.00	Manufacturing and Distribution
Arrow Generics Limited	United Kingdom	76.50	76.50	Distribution
Arrow Generiques SAS	France	81.12	80.17	Distribution
Arrow No 7 Limited	United Kingdom	100.00	100.00	Administration and Regulatory
Arrow Pharma d.o.o	Slovenia	90.00	100.00	Distribution
Arrow Pharm (Malta) Limited	Malta	100.00	100.00	Manufacturing
Arrow Seiyaku K.K.	Japan	80.00	—	Distribution
Arrow Pharmaceuticals Inc.	Canada	100.00	100.00	Holding Company
- Arrow OTC Inc.	Canada	60.00	60.00	Distribution
- Cobalt Pharmaceuticals Inc.	Canada	100.00	100.00	R&D, Manufacturing and Distribution
Arrow Pharmaceuticals (New Zealand) Limited	New Zealand	90.00	90.00	Distribution
Arrow Scandinavia AB	Sweden	100.00	100.00	Holding Company
- Arrow Lakemedel AB	Sweden	100.00	100.00	Distribution
- Arrow Pharma A/S	Norway	80.00	80.00	Distribution
- Arrow Pharma ApS	Denmark	100.00	100.00	Distribution
Arrowblue Produtos Farmacèuticos S.A.	Portugal	92.50	89.50	Distribution
Bowmed Limited	United Kingdom	100.00	100.00	Distribution
Breath Limited	United Kingdom	100.00	90.00	R&D and Distribution
Juta Pharma GmbH	Germany	100.00	100.00	Distribution
Resolution Chemicals Limited	United Kingdom	100.00	100.00	R&D, Manufacturing and Distribution
Selamine Limited	Ireland	100.00	100.00	R&D and Manufacturing Support Services
Spirit Pharmaceuticals (Proprietary) Limited	Australia	90.00	90.00	Distribution
Arrow Laboratories Limited	Malta	100.00	100.00	R&D
- Cobalt Labs Inc.	USA	89.00	89.00	Distribution
Arrow Supplies Limited	Malta	100.00	100.00	Distribution

ROBIN HOOD HOLDINGS LIMITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
31	Significant Group Companies and investments (continued)

31.2	Joint ventures

		Ownership
		Interest
	Country	2008	2007	Nature of business
		%	%
Relax Limited	Malta	50.00	50.00	Distribution
Lacsa (Proprietary) Limited	South Africa	50.00	50.00	Manufacturing
Arrow Poland SA	Poland	47.50	47.50	Distribution
31.3	Associated companies

Scriptpharm Holdings (Proprietary) Limited	South Africa	32.20	32.20	Holding Company of a pharmaceutical marketing and distribution group
IBI Europe Limited	Malta	26.25	26.25	Holding Company of a pharmaceutical manufacturing and distribution group
31.4	Other equity investments

Unquoted
Eden Biopharma Group Limited	United Kingdom	37.23	34.09	Bio-pharmaceutical R&D and Manufacturing
Pharmagenus SA	Spain	25.00	—	Distribution
32	Events occurring after the Balance Sheet Date

On June 17, 2009, Robin Hood Holdings Limited together with its subsidiaries announced a definitive agreement whereby Watson Pharmaceuticals Inc will acquire all of the ordinary shares of Robin Hood Holdings Limited for a total consideration of USD1.75 billion. The transaction is expected to close in the second half of 2009.